Exhibit 10.35

EMPLOYMENT AGREEMENT

     This Agreement (this “Agreement”), dated as of February 2, 2005, is entered into between Kos Pharmaceuticals, Inc., a Florida corporation (the “Company”), and Adrian Adams (the “Executive”).

Recitals

     The Company and Executive are parties to an Employment Agreement dated as of April 26, 2001, (the “Original Agreement”) pursuant to which Executive has been employed by the Company, most recently as President and Chief Executive Officer. The Company and Executive desire to modify the terms of the Original Agreement by entering into this new Employment Agreement. The Compensation Committee of the Board and the full Board of Directors of the Company has approved the terms and conditions of the employment of Executive as set forth in this Agreement and has authorized the execution and delivery of this Agreement.

Agreement

     For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby continues the employment of Executive to serve in the capacities described in this Agreement and Executive hereby accepts such employment and agrees to perform the services described in this Agreement upon the terms and conditions set forth in this Agreement.

2. Term. The term of Executive’s employment pursuant to this Agreement shall terminate at the close of business on January 31, 2011, subject to earlier termination in accordance with Section 7 and the other terms, provisions, and conditions set forth in this Agreement (the “Initial Term”). Six months prior to the end of the Initial Term or any Renewal Term, either the Company or Executive may give notice to the other of its determination not to renew this Agreement. If a notice of non-renewal is not delivered prior to such date, this Agreement will automatically continue in effect for successive one year renewal terms (each a “Renewal Term,” and together with the Initial Term, the “Term”). If such notice of non-renewal is given by any party, then Executive’s employment will terminate at the end of such Initial Term or Renewal Term (or on such other date as the parties mutually agree).

3. Duties; Title and Board Membership.

     (a) Duties and Title. Executive shall serve as and have the title of President and Chief Executive Officer of the Company with duties and responsibilities no less than those vested in the office for the three years ended December 31, 2004. Executive agrees to devote substantially his entire time, energy, and skills to such employment while so employed, and Executive will not accept any directorship or engage in any other business activities without the prior approval of the Board of Directors. The Company acknowledges that during the term of this Agreement, it is expected that the Executive may request to become a member of the Board of Directors of one or more non-affiliated publicly-traded companies, and the Company agrees that its Board of Directors will not unreasonably withhold its consent to such request. The Executive acknowledges that the Board will not be unreasonable in withholding its consent to any such request if, among other things, the Board deems that Executive’s service on such outside board may (i) likely impair Executive’s ability to perform his duties under this Agreement to a standard comparable to Executive’s performance for the three years prior to the effective date, or (ii) likely involve the Executive in publicity that could be reasonably expected to be negative to the Company’s standing with the investment and/or medical communities that it serves.

     (b) Board Membership. The Company agrees to continue to cause its Board of Directors to nominate and vote to elect Executive to serve as a member of the Company’s Board of Directors subject to applicable stock exchange and SEC requirements.

     (c) Company Policies. Executive agrees to abide by all of the Company policies implemented by the Company and generally applicable to senior officers of the Company, including without limitation the Company’s insider trading policy, the Company’s Electronic and Telephonic Communication System Policy, and all policies related to ethics, corporate governance, and conflicts of interest.

4. Compensation.

     (a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of not less than $625,000 per year in equal installments in accordance with the Company’s standard payroll practices for officers, subject to all required tax withholding, commencing as of the Effective Date through the term of this Agreement. The Base Compensation specified in this Section 4(a) may be increased at any time during the term of this Agreement in the discretion of the Board of Directors and the Compensation Committee in accordance with the Board’s approved procedures for such matters, and will be reviewed no less frequently than during the first quarter of each calendar year, provided, however, that at no time shall Executive’s base compensation be less than an amount equal to $625,000 plus an annual cost-of-living increase of 3% beginning February 1, 2006.

     (b) Bonus Compensation. The Company shall pay Executive an annual bonus (“Bonus Compensation”) within 90 days following the end of each fiscal year of the Company during the Term. The amount of Executive’s Bonus Compensation shall be determined by the Board of Directors of the Company and the Compensation Committee of the Board of Directors in accordance with the Board’s approved procedures for such matters, based upon Executive’s performance and the performance of the Company during such year; provided that in no event will Executive’s Bonus Compensation be less than 25% of Executive’s then current base compensation for any full fiscal year of the Company, or a pro rata portion of such amount for any partial fiscal year of the Company.

     (c) Annual Stock Options. The Company shall grant Executive an annual stock option award (the “Annual Stock Options”) following each fiscal year of the Company in amounts, at such exercise prices, and on such terms as the Board of Directors determines, based upon the performance of Executive and the Company during such fiscal year; provided that in no event will the award of Annual Stock Options to Executive be for less than 100,000 shares for any full fiscal year of the Company, or a pro rata portion of such amount for any partial fiscal year of the Company, provided, however, (i) such option awards shall be fully consistent with the terms of the Company’s Stock Option Plan then in effect for other senior executives of the Company, and (ii) if the terms of such Stock Option Plan are materially reduced from those in effect at the Effective Date of this Agreement or if such Stock Option Awards to senior company executives are reduced or replaced in whole or in part by other forms of equity or cash compensation (“Alternative Compensation”), the Company shall be obligated under this paragraph 4(c) to grant to the Executive alternative compensation having an equivalent economic value to the annual stock option grant specified in this paragraph 4(c)

     (d) Restricted Stock Grant.

          (i) Simultaneously with the execution and delivery of the Original Agreement, the Company has issued to Executive 66,668 shares of fully paid and non-assessable common stock of the Company (the “Restricted Stock Shares”), subject to the Company’s right to cancel such issuance as described in the following sentence. Subject to the vesting provisions set forth in Section 9, Executive hereby agrees that the Company has the right to cancel the issuance of all of the unvested Restricted Stock Shares in the event that Executive’s employment with the Company is terminated prior to June 11, 2005.

          (ii) The termination of the Company’s right to cancel the issuance of Restricted Stock Shares shall be referred to as the “vesting” of such Restricted Stock Shares. Subject to Section 9, Company and Executive agree that 75% of the Restricted Stock Shares have vested and that 25% of the Restricted Stock Shares shall be vested on June 11, 2005.

          (iii) Executive agrees that the certificates representing the unvested Restricted Stock Shares shall bear a legend indicating the Company’s right to cancel the issuance of such shares to Executive and that the Company has instructed the transfer agent for the Company’s common stock to record the cancellation of the unvested Restricted Stock Shares upon receipt of notice to that effect from the Company.

5. Fringe Benefits.

     (a) Generally. Executive shall be eligible for fringe benefits pursuant to any insurance, pension or other employee fringe benefit plan approved by the Board of Directors that now or hereafter may be made available to officers of the Company and for which Executive will qualify according to his eligibility under the provisions thereof; provided, however, that such eligibility specifically does not apply to matters relating to Executive’s vacation, disability benefits, life insurance, automobile allowance, relocation and housing expenses and compensation, which matters shall be governed exclusively by the terms of this Agreement and further provided that at no time during the term of this Agreement shall Executive’s health insurance benefits and coverage be less than those applicable to senior executives of the Company as of December 31, 2004.

     (b) Vacation. During the term of this Agreement, Executive shall be entitled to 5 weeks paid vacation per calendar year. Any vacation time not taken during any calendar year shall be carried over to the next calendar year up to a maximum carry-over of 5 weeks.

     (c) Automobile. The Company shall provide Executive with full use of an automobile consistent with the Company’s policy for senior executives of the Company, provided, however, that the Executive’s benefit under this section 5(c) shall at no time be less than the policy in effect at December 31, 2004.

     (d) Life Insurance. During the Term, the Company shall provide Executive with and shall pay the premiums on one or more term life insurance policies with a death benefit in the aggregate amount of $2,000,000.

6. Expenses.

     (a) General. During the period of his employment, Executive shall be reimbursed for his business-related expenses incurred on behalf of the Company in accordance with the travel and entertainment expense policy of the Company as adopted by the Board of Directors from time to time and in effect at the time the expense was incurred, provided, however, that all air travel shall be first class, if available. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by the Company hereunder as the Company shall require and in such detail as the Company may reasonably request.

     (b) Florida Housing. The Company agrees to pay the Executive $3,500 per month for expenses associated with a suitable apartment for Executive in South Florida for as long as Company operations require Executive’s presence in South Florida an average of about 10 nights per month per year, and shall pay Executive a gross-up amount for applicable tax liabilities, if any, arising out of the provision of such apartment. The Company shall also provide Executive with use of a car while Executive is in south Florida.

7. Termination. The term of Executive’s employment under this Agreement may be terminated prior to expiration of the Term provided in Section 2 hereof in accordance with this Section 7. Any termination of Executive’s employment by the Company for Cause or otherwise shall be communicated by notice of termination to Executive given in accordance with Section 14 hereof.

     (a) Mutual. Executive’s employment under this Agreement may be terminated upon the mutual written agreement (which may include, if so agreed to by the Board of Directors and Executive, severance payments and/or benefits) of the Company and Executive.

     (b) Death. In the event of the death of Executive, Executive’s employment under this Agreement shall be automatically terminated.

     (c) Disability. If, during Executive’s employment under this Agreement, Executive shall become disabled and unable to perform his duties as required herein (“Disability”) for a consecutive period of 180 days, then the Company may, upon 60 days’ written notice to Executive, terminate Executive’s employment under this Agreement.

     (d) Cause. Executive’s employment under this Agreement may be terminated by the Company, with or without Cause as herein defined, upon giving Executive 60 days written notice. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive by the Board of Directors of the Company as a result of the existence or occurrence of one or more of the following conditions or events:

                    (i) An act or acts of fraud, misappropriation, or embezzlement by Executive.

                    (ii) Commission of a felony that arises in connection with the Company’s business.

                    (iii) A good faith determination by the Board of Directors that Executive has engaged in conduct or activities materially damaging to the Company or any affiliate of the Company (it being understood that neither conduct or activities pursuant to Executive’s exercise of his good faith business judgment nor unintentional physical damage to properties by Executive shall be a ground for such a determination).

                    (iv) Executive performs any act or makes any oral or written statement which places, to a material or serious extent, the Company or its products, services, employees or agents in public ridicule, false light, controversy or contempt.

                    (v) A serious violation of any of the Company’s policies to which officers of the Company are subject, including without limitation the Company’s insider trading policy, the Company’s Electronic and Telephonic Communication System Policy, and all policies pertaining to ethics, corporate governance, and conflicts of interest.

                    (vi) Any material act or material omission by Executive involving malfeasance or negligence in performance of Executive’s duties to the Company to the material detriment of the Company, as determined by the Board of Directors in good faith; provided that, if the Board of Directors determines that such act or omission can be corrected, Executive shall have 30 days after Executive’s receipt of written notice from the Board of Directors to correct such act or omission.

     (e) Voluntary Resignation. Executive may voluntarily resign from his position with the Company at any time.

     (f) Change in Control. In the event of a “Change in Control,” Executive may elect, at any time during the 180-day period immediately following such Change in Control, to deliver 60 days’ written notice to the Company of his termination of employment hereunder. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when:

                    (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Michael Jaharis or any of his family members or affiliates, becomes the beneficial owner of fifty percent or more of the capital stock of the Company;

                    (ii) the Company is merged with or into any other company where members of the Board of Directors of the Company immediately prior to such transaction do not constitute a majority of the Board of Directors of the Company or the surviving entity immediately following such transaction; or

                    (iii) substantially all of the Company’s assets are acquired by any third party not an affiliate of the Company or of Michael Jaharis, or any of his family members or affiliates.

8. Death And Disability.

     (a) Death. In the event of the death of Executive, Executive’s employment shall be deemed immediately terminated and the Company shall pay Executive (or his heirs and/or personal representatives): (i) Executive’s Base Compensation, unused vacation entitlement, and other benefits through the date of termination; and (ii) Executive’s Bonus Compensation payable under Section 4(b) and Executive’s Annual Stock Options for the fiscal year in which Executive’s termination occurred, in each case pro rated through the date of such termination.

     (b) Disability. In the event of the termination of Executive’s employment under this Agreement by reason of Executive’s Disability, the Company shall pay Executive (or his heirs and/or personal representatives): (i) Executive’s Base Compensation at the then current rate through the earlier to occur of (A) the expiration of the Initial Term or the then current Renewal Term, (B) the date Executive obtains employment with a third party, and (C) the date Executive returns to full-time employment with the Company; (ii) unused vacation entitlement, and other benefits through the date of such termination; and (iii) Executive’s Bonus Compensation payable under Section 4(b) and Executive’s Annual Stock Options for the fiscal year in which Executive’s termination occurred, in each case pro rated through the date of such termination.

9. Severance. In the event of the termination of Executive’s employment under this Agreement for any reason other than Executive’s death or Disability, the Company shall provide the payments and benefits to Executive as indicated below:

     (a) With Cause or Voluntary Resignation. If Executive is terminated for Cause (as defined in Section 7(d) of this Agreement), or if Executive voluntarily terminates his employment by the Company other than as provided in Section 9(b) or Section 9(c), the Company shall pay Executive the Base Compensation, unused vacation entitlement and all expenses in connection with Executive’s use of the automobile under Section 5(c) through such date of termination, and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; except that, to the extent that the Company’s insurance, stock option and other benefit plans provide certain rights and benefits after an employee’s termination, Executive may continue to receive such rights and benefits in accordance with the terms of such plans.

     (b) Without Cause. If Executive is terminated by the Company without Cause, Executive shall receive the following:

                    (i) Executive shall receive the Base Compensation, Bonus Compensation, life insurance, health insurance and automobile benefits under this Agreement until the earlier to occur of (x) the date 24 months from the date of such termination and (y) the date on which Executive obtains new employment with a third party.

                    (ii) All stock options previously awarded to Executive shall continue to vest annually and may be exercised (as though Executive were still employed by the Company) in accordance with the dates and amounts set forth in such awards when they were granted.

                    (iii) The Restricted Stock Shares shall continue to vest in accordance with Section 4(d).

     (c) Following a Change in Control. In the event of a “Change in Control” (as defined in this Section 9(c)), Executive may elect, at any time during the 180-day period immediately following such Change in Control, to deliver 60 days’ written notice to the Company of his termination of employment hereunder. In the event of such termination, Executive shall receive the following (collectively, the “Change in Control Severance Payment”):

                    (i) A lump-sum cash payment payable within 30 days of the effective date of such termination in an amount equal to 2 times the sum of (A) Executive’s Base Compensation then in effect and (B) the Bonus Compensation paid or payable to Executive for the most recently completed fiscal year of the Company.

                    (ii) Executive shall receive the life insurance, health insurance and automobile benefits under this Agreement until the earlier to occur of (x) the date 24 months from the date of such termination and (y) the date on which Executive obtains new employment with a third party.

                    (iii) All unvested stock options previously awarded to Executive shall continue to vest annually and may be exercised (as though Executive were still employed by the Company) in accordance with the dates and amounts set forth in such awards when they were granted.

                    (iv) The Restricted Stock Shares shall be 100% vested effective as of the date of such termination.

                    (v) (A) In the event that all or any portion of the Change in Control Severance Payment, other than pursuant to clause 9(c)(iii), payable to Executive shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the U.S. Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then the Company shall pay to Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by Executive after the deduction of the

Excise Tax (including interest and penalties) excluding any federal, state or local income taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been payable as a Change in Control Severance Payment, other than pursuant to clause 9(c)(iii), had the Excise Tax not been applicable.

                         (B) The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by the Company’s nationally recognized independent certified public accounting firm (the “Accounting Firm”). If such determination is not finally accepted by the Internal Revenue Service on audit, then appropriate adjustments shall be computed based upon the amount of Excise tax and any interest or penalties so determined; provided, however, that Executive in no event shall owe the Company any interest on any portion of the Gross-Up Amount that is returned to the Company. For purposes of making the calculations required by this Section 9(c)(v), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The Company and Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 9(c)(v). The Company shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 9(c)(v). The Company shall pay the Gross-Up Amount to Executive no later than 60 days following receipt of the Accounting Firm’s determination of the Gross-Up Amount.

10. Confidential Information. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this Agreement and for a period of 5 years immediately following the date of termination of this Agreement, Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, “know-how,” prices, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company’s business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive’s leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Company.

11. Intellectual Property. Executive acknowledges and agrees that all discoveries, inventions, designs, improvements, ideas, writings, copyrights, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company or in any way related to the Company’s business, whether during or after working hours, or with the use of the Company’s equipment, materials or facilities (collectively referred to herein as “Intellectual Property”), shall be the sole and exclusive property of the Company without further compensation to Executive. As used in this Section 11 and the following Section 12, it is understood that the Company’s principal “business” is the research, development, manufacturing, marketing and sale of pharmaceutical products and devices. Executive shall take such steps as are necessary or appropriate to maintain complete and current records of the Intellectual Property conceived by Executive, and Executive shall assign to the Company or its designees, the entire right, title and interest in said Intellectual Property.

12. Non-Competition. Executive acknowledges that his services to be rendered hereunder are of a special and unusual character that have a unique value to the Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that Executive will not, anywhere in the world, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than 5% of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges):

     (a) while employed under this Agreement and for any period during which Executive is receiving payments from the Company (pursuant to Section 8 hereof) following a termination as a result of Employee’s Disability, (i) work for (in any capacity, including without limitation, whether or not for compensation, as a director, officer, employee, consultant or advisor) any other business or pharmaceutical company that competes with the Company or (ii) recruit, or otherwise influence or attempt to induce employees of the Company to leave the employment of the Company; and

     (b) for the two year period immediately following the last date on which Employee shall receive payments from the Company pursuant to Section 8 hereof following a termination of employment as a result of Employee’s Disability, and for the longer of (i) the period during which Executive receives any payment under this Agreement, and (ii) the two-year period immediately following the termination of this Agreement, work for a company or business (in any capacity, including without limitation, whether or not for compensation, as a director, officer, employee, consultant or advisor) that is in the business of developing any products or projects which, as of the date of such termination, are or would be materially competitive with any product the Company sells or which were undergoing research and development or feasibility consideration by the Company; provided that for purposes of this Section 12(b), products or projects under “feasibility consideration” will consist of potential products or projects known and identified in writing at the time of termination but not yet in active development or specifically scheduled to enter active development at the time of termination that have either undergone active formulation efforts and/or in vivo study within 3 months prior to termination or do undergo active formulation efforts and/or in vivo study within the 6 months following such termination.

     For purposes of this Section 12, a product or project of another company shall be deemed to be materially competitive with a product or project of the Company if it treats, or is intended or marketed to treat, primarily the same disease or syndrome as the current or proposed Company product or project.

     Executive has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees, for the protection of the business of the Company, and to ensure that Executive devotes his full-time and efforts to the business of the Company. Executive acknowledges that he is qualified to engage in businesses other than those that are subject to this Section 12. It is the belief of the parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 10, 11 and 12, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

13. Remedies. The provisions of Sections 10, 11 and 12 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company. The restrictions set forth in Sections 10, 11 and 12 are considered to be reasonable for the purposes of protecting the business of the Company. The Company and Executive acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in Sections 10, 11 and 12 were not complied with in accordance with their terms. Accordingly, Executive agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company, and that the Company shall be entitled to receive from Executive reimbursement for reasonable attorneys’ fees and expenses incurred by the Company in enforcing these provisions.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

     If to Executive: To the address set forth below his signature on the signature page hereof.

If to the Company:	Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, NJ 08512
Attention: Chairman of the Board

15. Miscellaneous.

     (a) For purposes of determining the amount of any gross-up payment by the Company for applicable tax liabilities arising out of payments required to be made by the Company under this Agreement, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which such gross-up payment is to be paid

     (b) This Agreement replaces in its entirety the Original Agreement and contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments.

     (c) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

     (d) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive may not assign his rights and obligations under this Agreement. This Agreement shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

     (e) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

     (f) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

     (g) All written notices required in this Agreement shall be sent postage prepaid by certified or registered mail, return receipt requested.

     (h) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

     (i) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     NOW THEREFORE, the parties have executed this Employment Agreement as of the day and year first above written.

KOS PHARMACEUTICALS, INC.
By:	/s/ Daniel M. Bell

Name: Daniel M. Bell
Title: Chairman of Board of Directors

EXECUTIVE

/s/ Adrian Adams
Adrian Adams

Address: